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                                                                     Exhibit 8.2

                 [Letterhead of Nutter, McClennen & Fish, LLP]

                              September 26, 1997


Meditrust
197 First Avenue
Needham, Massachusetts 02194

  Re:  Santa Anita Realty Enterprises, Inc. and
       Santa Anita Operating Company -- Joint
       Registration Statement on Form S-4 (File Nos. 333-34831 and 333-34831-01)

Ladies and Gentlemen:

     In connection with the above-referenced joint registration statement (the "Joint Registration Statement") regarding the proposed merger of Meditrust, a Massachusetts business trust ("Meditrust"), and Meditrust Acquisition Company, a Massachusetts business trust ("MAC"), into Santa Anita Realty Enterprises,
Inc., a Delaware corporation ("Realty", which after the Effective Time will be named Meditrust Corporation), and Santa Anita Operating Company, a Delaware corporation ("Operating Company"), respectively (the "Mergers"), pursuant to the Third Amended and Restated Agreement and Plan of Merger, dated as of April 13, 1997 by and between Realty, Operating Company, Meditrust and MAC (the "Merger Agreement"), you have requested our opinion regarding certain federal income tax matters related to Meditrust. Capitalized terms used in this letter and not otherwise defined herein have the meanings assigned to such terms in the Joint Registration Statement or the Merger Agreement.

     The opinion set forth in this letter is based on relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations) and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. The provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.

     In regarding our opinion we examined such records, documents and other materials as we considered necessary or appropriate as a basis for such opinion, including the following: (1) the Merger Agreement, (2) the Joint Registration Statement (including all amendments made through the date hereof), (3) the Pairing Agreement, dated December 20, 1979, as amended, between Realty and Operating Company, (4) the Declaration of Trust of Meditrust dated August 6, 1985, as restated on May 10, 1996 (as so restated, the "Declaration of Trust"),
(5) the by-laws of Meditrust adopted on August 6, 1985, as amended on February 24, 1992 (as so amended, the "By-laws"), (6) the private letter rulings of the
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Meditrust
September 26, 1997
Page 2


Internal Revenue Service ("IRS") addressed to Realty, dated October 16, 1979 and January 11, 1980 (the "Private Letter Rulings") relating to the qualification of rent receipts received by Realty from Los Angeles Turf Club, Incorporated, a wholly-owned subsidiary of Operating Company, as "rents from real property" for purposes of Code provisions applicable to a real estate investment trust ("REIT"), (7) the opinion of O'Melveny & Myers LLP of even date herewith regarding certain federal income tax matters ("O'Melveny Opinion"), and (8) such other documents and information provided by Meditrust and Realty as we deemed relevant to our opinion.

     In addition, Meditrust and Realty have each provided us with a certificate (the "Officers' Certificates") executed by duly appointed officers of Meditrust and Realty, respectively, setting forth certain representations relating to the manner in which Meditrust, MAC, Realty and Operating Company have been owned and operated prior to the Mergers, and will be owned and operated after the Mergers. We have also relied on the statements in the Joint Registration Statement, the Merger Agreement and other documents relating to the Merger (the "Documents") regarding the operation and ownership of Meditrust, MAC, Realty and Operating Company. We have neither independently investigated nor verified such representations or statements, and we assume that such representations and statements are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person or party or with similar qualification are and will be true, correct and complete as if made without such qualification and that no action will occur from the date hereof until the Mergers that is inconsistent with such representations.

     We have assumed for the purposes of this opinion that the Mergers and related transactions contemplated by the Documents will be consummated in accordance with the Documents and as described in the Joint Registration Statement (including satisfaction of all covenants and conditions therein without amendment or waiver thereof), and that Meditrust, MAC, Realty and Operating Company, and any affiliated entities, have operated and will operate in accordance with their governing documents and applicable laws. We confirm to you, however, that we are not aware of any facts that would lead us to believe that any of these assumptions is false in any material way.

     We have also assumed in rendering the opinion set forth herein (1) the genuineness of all signatures on documents we have examined, (2) the authenticity of all documents submitted to us as originals, (3) the conformity to the original documents of all documents submitted to us as copies, (4) the conformity of final documents to all documents submitted to us as drafts, (5) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (6) the accuracy and completeness of all records made available to us, (7) the factual accuracy of all representations, warranties and other statements made by all parties, and (8) the continued accuracy of all documents,
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Meditrust
September 26, 1997
Page 3


certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter. No facts have come to our attention, however, that would cause us to question the accuracy of any documents, certificates, statements, representations, warranties or covenants in a material way.

     Based upon and subject to the foregoing, we are of the opinion that:

     1. Immediately prior to the Effective Time, Meditrust met the requirements of the Code for qualification as a REIT.

     2. Assuming Realty and Operating Company will conduct their operations in accordance with the Private Letter Rulings, the consummation by Realty and Operating of the transaction contemplated by the Merger Agreement will not adversely affect (i) the qualification of Realty as a REIT or (ii) its ability to retain its status as grandfathered from the application of Section 269B(a)(3) of the Code pursuant to Section 136(c)(3) of the Deficit Reduction Act of 1984. Our opinion in the preceding clause (i) relies in part on the O'Melveny Opinion as to the REIT status of Realty. Our opinion in the preceding clause (ii) is given in reliance on the O'Melveny Opinion rendered as to this matter.

     Realty's continuing qualification and taxation as a REIT after the Mergers will depend upon Realty's ability to meet on an ongoing basis, through actual operations, the various requirements of the Code and the Regulations described in the Joint Registration Statement with regard to, among other things, its income, assets, distribution, ownership and certain administrative matters. Accordingly, no assurance can be given that Realty will continue to satisfy the requirements for qualification and taxation as a REIT for any particular taxable year.

     Other than as expressly stated above, we express no opinion on any issue relating to Meditrust, Realty or Operating Company or as to any investment therein. In particular, our opinion addresses the matters set forth above under U.S. federal income tax law only, and no opinion is expressed under the provisions of any foreign, state or local tax law. Realty and Operating Company may rely on this opinion as though it were addressed to them.

     Although this opinion reflects our conclusions as to the application of current law to the facts and transactions described herein, we can offer no assurance that contrary positions will not be asserted by the IRS or that the IRS or a court of law will not rule otherwise. We undertake no responsibility to apprise you of any developments in the applicable law after the date of this opinion.
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Meditrust
September 26, 1997
Page 4

     We hereby consent to the filing of this opinion as an exhibit to the Joint Registration Statement and to the use of the name of our firm therein and under the caption "Material Federal Income Tax Treatment of the Mergers" in the Joint Registration Statement.


                                       Very truly yours,



                                       NUTTER, McCLENNEN & FISH, LLP